EXHIBIT 5
STATE OF SOUTH CAROLINA )
                        )     TITLE RETENTION SALES AGREEMENT
COUNTY OF CHARLESTON    )

            THIS TITLE RETENTION SALES AGREEMENT is made and entered into as of July 1, 1996, between THE GORDEN H. TIMMONS RETAINED ANNUITY TRUST ("Annuity Trust") and THE GORDEN H. TIMMONS FAMILY TRUST ("Family Trust").

                                  WITNESSETH:

            WHEREAS, the Annuity Trust is the owner of 8,000 shares of the common stock of Atlas Services, Inc., a South Carolina Corporation ("Atlas"); and

            WHEREAS, the Annuity Trust has agreed to sell and the Family Trust has agreed to purchase the said 8,000 shares upon the terms and conditions set forth in this agreement;

            NOW THEREFORE, the parties agree as follows:

            1. The Annuity Trust hereby sells to the Family Trust and the Family Trust hereby purchases from the Annuity Trust the 8,000 shares of common stock of Atlas Services, Inc., for a purchase price of $590,160 dollars, $100,000 of which has been paid in cash. The balance of the purchase price shall be evidenced by a promissory note ("the Note") which shall be payable on or before November 15, 1996.

            2. Until the Note has been paid in full, title to the 8,000 shares shall remain and shall be in the name of the Annuity Trust. Upon the payment of the Note by the Family Trust, the Annuity Trust shall assign and transfer to the Family Trust the said 8,000 shares.

            3. The 8,000 shares of the common stock of Atlas shall mean and include any shares of stock and other amounts issued or paid on or with respect to the said 8,000 shares.

            4. Pending payment in full of the Note, the Annuity Trust shall exercise all voting and other rights with respect to the said 8,000 shares for the benefit of the Family Trust. In the event the Family Trust fails to pay the
Note in full on or before November 15, 1996, the Annuity Trust, at its option, may declare this agreement to be void and of no effect and the ownership and all rights with respect to the said 8,000 shares shall remain with the Annuity Trust, or the Annuity Trust may elect to proceed to enforce its rights under the Note. If the Annuity Trust elects to proceed to enforce its rights under the Note, and if the Annuity Trust has not realized upon the Note by December 31, 1997, the Annuity Trust may then elect to declare this agreement to be void and of no effect and the ownership and all rights with respect to the said 8,000 shares shall remain with the Annuity Trust.

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            5. This agreement shall be governed and enforced in accordance with the internal Laws of the State of South Carolina.

            In witness whereof the parties have executed this agreement effective July 1, 1996.

                                          THE GORDEN H. TIMMONS RETAINED
                                          ANNUITY TRUST

                                          BY:
                                             Gorden H. Timmons, Trustee


                                          THE GORDEN H. TIMMONS EXEMPT
                                          FAMILY TRUST

                                          BY:
                                             Glenn D. Gibbons, Trustee

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